PetIQ, Inc. Reports Third Quarter 2018 Financial Results

Third Quarter Net Sales Increase 117% Year-Over-Year to $131.4 Million

Raises Full Year 2018 Net Sales Outlook to Approximately $515 Million

EAGLE, Idaho – November 13, 2018 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three and nine months ended September 30, 2018.

Third Quarter 2018 Highlights Compared to Prior Year Period

•	Record third quarter net sales of $131.4 million, an increase of 117%
•	Net income of $3.9 million compared to $0.9 million
•	Adjusted EBITDA of $13.4 million compared to $5.4 million
•	Opened two wellness centers, for a total of 31 wellness centers and 34 regional offices in operation as of quarter-end
•	Up-C structure generated $23 million of future cash tax savings in the quarter, with a total deferred tax asset of $41 million

Cord Christensen, PetIQ’s Chairman and Chief Executive Officer commented, “We are pleased with our accelerated rate of growth in the third quarter which, demonstrates the strength of our “Follow the Pets” strategy.  This quarter the Company achieved its highest quarterly year-over-year growth rates for sales, gross profit, and adjusted EBITDA.  Our mission to be a leader in providing access to affordable veterinarian products and services continues to gain broad-based momentum across all sales channels and product categories. As a result of these strong year-to-date results, we are raising our net sales outlook for the year to approximately $515 million. Going forward, we will leverage our key product and service strengths to drive future growth and position us to achieve our longer term 2023 financial objectives.”

Third Quarter 2018 Financial Results

Net sales increased 117% to $131.4 million for the third quarter of 2018, compared to $60.6 million for the same period in the prior year. Product segment net sales were $108.5 million and Services segment revenues were $22.9 million in the third quarter of 2018. The increase in consolidated net sales reflects growth in existing and new retail partners, primarily within the Company’s distributed products, and the expansion of its product and services offerings.

Gross profit was $24.2 million, an increase of 93%, compared to $12.5 million in the same period last year. Gross margin for the quarter was 18.4%. Adjusted gross profit was $26.5 million and adjusted gross margin was 20.1% for the third quarter 2018.  The GAAP gross margin to adjusted gross margin difference of 170 basis points is a result of the exclusion of non-same-store Services segment revenue contribution and related costs of sales, as well as clinic launch expenses, which were minimal during the quarter. The Company continued to capitalize on opportunities to grow with the Company’s animal health partners and drove incremental sales of distributed products. This resulted in a shift of product sales mix, but had no effect on gross profit earned.

Net income was $3.9 million and adjusted net income was $8.2 million for the third quarter of 2018. Adjusted net income primarily excludes operating losses associated with the 25 non-comparable newly opened veterinary wellness centers, one new host partner, and five regional offices that have been open less than six trailing quarters, additional expenses that include stock-based compensation expense, tax expense, integration costs, fair value adjustment to contingent note, acquisition expenses and clinic launch expenses, which were minimal during the quarter.

Third quarter adjusted EBITDA was $13.4 million, representing an adjusted EBITDA margin of 10.2%, compared to $5.4 million, representing 8.9%, for the same period in the prior year.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are non-GAAP financial measures.   The Company believes these non-GAAP financial information provides investors with additional insight into and measurement of its entry into the veterinary services business following the acquisition of VIP Petcare (“VIP”) in January 2018.  In the Services segment, management is providing a “same-store sales” adjustment to reflect revenue for veterinary clinics open for at least six trailing quarters.  Management believes this will provide useful information to investors as these veterinary clinics and wellness centers mature and move into the comparable store base.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

First Nine Months of Fiscal 2018 Highlights Compared to Prior Year Period

•	Net sales of $417.6 million, an increase of 94%
•	Net income of $5.3 million compared to $11.2 million
•	Adjusted EBITDA of $35.1 million compared to $18.8 million

Net sales increased 94% to $417.6 million for the first nine months of 2018, compared to $214.8 million for the same period in the prior year. Product segment sales were $355.1 million and Services segment net revenues were $62.5 million for the first nine months of 2018.

Gross profit was $66.4 million, an increase of 63%, compared to $40.7 million in the same period last year. Gross margin for the first nine months of 2018 was 15.9%. Adjusted gross profit, a non-GAAP financial measure, was $72.7 million and adjusted gross margin was 17.4% for the nine months ended September 30, 2018.  The GAAP gross margin to adjusted gross margin difference of 150 basis points was the result of a purchase accounting adjustment to fair value inventory, the exclusion of a non-same-store service gross profit loss and clinic launch expenses.

Net income was $5.3 million and adjusted net income was $20.4 million for the first nine months of 2018. Adjusted net income, a non-GAAP financial measure, excludes a purchase accounting adjustment to fair value inventory,  operating losses associated with the Company’s non-same-stores within its Services segment, new clinic launch expenses, acquisition related expenses, and additional expenses that include stock-based compensation expense, a fair value adjustment of a contingent note, integration expenses, and a non-recurring royalty settlement.

For the first nine months of 2018 adjusted EBITDA, a non-GAAP financial measure, was $35.1 million, compared to $18.8 million for the same period in the prior year.

2018 Outlook

For full year 2018, the Company is raising its net sales outlook and reiterating its adjusted EBITDA outlook compared to the prior year. The Company expects the following results for the year ending December 31, 2018:

•	Consolidated net sales of approximately $515 million, an increase of approximately 93% year-over-year

•	Adjusted EBITDA of $40 million to $45 million, an increase of 79% to 102% year-over-year*, as previously provided on August 14, 2018

*The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Segment Review

Products: For the third quarter of 2018, Product segment net sales increased 79% to $108.5 million and operating income increased 153% to $14.1 million.  This compares to Product segment sales and operating income of $60.6 million and $5.6 million, respectively, for the third quarter of 2017.

For the nine months ended September 30, 2018, Product segment net sales increased 65% to $355.1 million and operating income increased 69% to $39.2 million.  This compares to Product segment sales and operating income of $214.8 million and $23.2 million, respectively, for the nine months ended September 30, 2017.

Services: For the third quarter of 2018, Services segment net revenues and operating income were $22.9 million and $2.3 million, respectively.  On a pro forma basis as if VIP had been owned in the comparable period, Services segment revenue increased 14% from the third quarter of 2017, or approximately 7% on a same store basis.  The Company opened two wellness centers early in the third quarter of 2018 for a total of 31 wellness centers as of third quarter end.

For the nine months ended September 30, 2018, the Services segment net revenues and operating income were $62.5 million and $3.9 million, respectively.  This represents Services segment net revenue growth of approximately 11% on a pro forma basis over the same period ended September 30, 2017, or approximately 6% on a same store basis.

Cash and Debt

As of September 30, 2018, the Company had cash and cash equivalents of $4.5 million, plus availability on its newly expanded revolving credit facility of $51 million. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility and term loan, was $108.4 million as of September 30, 2018.  Subsequent to September 30, 2018, the Company completed an underwritten offering of 2.0 million shares of primary Class A common stock for total net proceeds of approximately $73.5 million. After giving effect to the offering and related use of proceeds, the Company would have had cash and cash equivalents of approximately $78 million as of September 30, 2018 and total liquidity of $129 million.  Upon closing of the offering, there were 27.7 million total shares outstanding including 21.2 million Class A common shares.

Strategic Manufacturing Acquisition

The Company completed the strategic acquisition of HBH Enterprises LLC (“HBH”) on October 17, 2018, a pet health and wellness product manufacturer, with HBH becoming a wholly-owned subsidiary of PetIQ.  The consideration for the acquisition consisted of $3.0 million in cash, which includes a $2.5 million repayment of debt and the issuance of 400,000 shares of PetIQ Class B common stock.  PetIQ does not expect the transaction to have a material impact on the fourth quarter of 2018 net sales and profitability.

Conference Call and Webcast

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, November 13, 2018, at 4:30 p.m. ET. The conference call will be available live over the Internet through the “Investors” section of the Company’s website at www.PetIQ.com.  To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

A replay of the conference call will be archived on the Company’s website and telephonic playback will be available from 7:30 p.m. ET, November 13, 2018, through December 4, 2018. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 13684646.

About PetIQ

PetIQ is a leading, rapidly growing pet health and wellness company.  Through over 60,000 points of distribution across retail and e-commerce channels, PetIQ and VIP Petcare, a wholly-owned subsidiary, have a mission to make pet lives better by educating pet parents on the importance of offering regular, convenient access and affordable choices for pet preventive and wellness veterinary products and services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.  For more information, visit www.PetIQ.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to grow our business through acquisitions; our ability to integrate, manage and expand VIP’s business; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to achieve or sustain profitability; our ability to open retail clinics and wellness centers, failure to effectively execute on our services segment rationalization plans; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; risks related to our international operations; our ability to keep and retain key employees; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the period ended March 31, 2018.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income (loss), Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of GAAP Net income (loss) adjusted for tax expense, costs to become a public company, acquisition expenses, purchase accounting adjustments, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted Net Income is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of GAAP gross profit adjusted for purchase accounting adjustments, gross profit (loss) on clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA represents net income (loss) before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus management fees, stock based compensation expense, acquisition expenses, purchase accounting adjustments, fair value adjustments to contingent notes, integration costs and costs of discontinued clinics, loss on clinics and wellness centers that are not part of the same store sales, and new clinic launch expense. Adjusted EBITDA adjusts for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA Margin is Adjusted EBITDA stated as a percentage of Net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation and (ii) to evaluate the effectiveness of our business strategies.  The Company presents EBITDA because it is a necessary component for computing Adjusted EBITDA.

We believe that the use of Adjusted Net income, adjusted gross profit, and Adjusted EBITDA provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating Adjusted Net Income, adjusted gross profit, and Adjusted EBITDA, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of Adjusted Net Income, adjusted gross profit and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted Net Income, adjusted gross profit and Adjusted EBITDA in the same manner.  Our management does not, and you should not, consider Adjusted Net Income, adjusted gross profit or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted Net Income, adjusted gross profit and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

The Company considers its same-store portfolio to consist of only those retail service regional offices, mobile community clinics provided within host partners, and wellness centers that have been operating for at least six trailing quarters which reflects an increase of two trailing quarters from the definition previously provided. This definition aligns with the Company’s view of the metric. The Company believes that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in operating performance without taking into account the effects of new regional offices and wellness centers that have not reached maturity. The modified definition did not have a material impact on previously reported results, with approximately $288 thousand of service revenue and $531 thousand of costs related to the six months ended June 30, 2018, included in the nine months ended September 30, 2018 results that were not included in the calculation under the previous definition.

Definitions

1)	Mobile community clinic
•

A mobile community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.  Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile community clinics, these clinics are grouped as part of geographic regions.  New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

2)	Wellness center
•

A wellness center is a physical fixed service location within the existing footprint of one of our retail partners.  These wellness centers operate under a variety of brands based on the needs of our partner locations, including the recently launched VetIQ clinics at Walmart.

3)	Regional offices
•

Regional offices support the operations of the Company’s services segment which include its mobile community clinics and wellness centers.  These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
ICR Katie Turner katie.turner@icrinc.com Jeff Sonnek 646-277-1263 jeff.sonnek@icrinc.com	ICR Cory Ziskind cory.ziskind@icrinc.com 646-277-1232

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, $’s in 000’s except for share and per share amounts)

	September 30, 2018	December 31, 2017
Current assets	(Unaudited)
Cash and cash equivalents	$4,482	$37,896
Accounts receivable, net	53,594	21,759
Inventories	76,576	44,056
Supplier prepayments	19	3,173
Other current assets	1,594	1,991
Total current assets	136,265	108,875
Property, plant and equipment, net	25,036	15,000
Deferred tax assets	41,101	5,994
Other non-current assets	3,188	2,646
Intangible assets, net	85,431	3,266
Goodwill	118,408	5,064
Total assets	$409,429	$140,845
Liabilities and equity
Current liabilities
Accounts payable	$46,306	$14,234
Accrued wages payable	3,952	1,811
Accrued interest payable	1,023	115
Other accrued expenses	1,072	1,880
Current portion of long-term debt and capital leases	1,973	151
Total current liabilities	54,326	18,191
Long-term debt	107,642	17,183
Capital leases, less current installments	1,376	389
Contingent notes	7,150	—
Other non-current liabilities	417	238
Total non-current liabilities	116,585	17,810
Commitments and contingencies
Equity
Additional paid-in capital	189,880	70,873
Class A common stock, par value $0.001 per share, 125,000,000 shares authorized, 19,172,303 and 13,222,583 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	19	13
Class B common stock, par value $0.001 per share, 100,000,000 shares authorized, 6,594,364 and 8,268,188 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	7	8
Accumulated deficit	(976)	(3,493)
Accumulated other comprehensive loss	(1,049)	(687)
Total stockholders' equity	187,881	66,714
Non-controlling interest	50,637	38,130
Total equity	238,518	104,844
Total liabilities and equity	$409,429	$140,845

PetIQ, Inc.

Condensed Consolidated Statements of Income

(Unaudited, $’s in 000’s, except for per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Product sales	$108,524	$60,554	$355,088	$214,761
Services revenue	22,858	—	62,502	—
Total net sales	131,382	60,554	417,590	214,761
Cost of products sold	90,155	48,037	302,324	174,093
Cost of services	17,045	—	48,883	—
Total cost of sales	107,200	48,037	351,207	174,093
Gross profit	24,182	12,517	66,383	40,668
Operating expenses
General and administrative expenses	17,621	10,739	53,532	27,421
Operating income	6,561	1,778	12,851	13,247
Interest expense, net	(2,159)	(352)	(6,140)	(1,351)
Foreign currency (loss) gain , net	(50)	(31)	8	(152)
Other income (expense), net	351	14	(622)	14
Total other expense, net	(1,858)	(369)	(6,754)	(1,489)
Pretax net income	4,703	1,409	6,097	11,758
Income tax (expense) benefit	(801)	(550)	(754)	(550)
Net income	3,902	859	5,343	11,208
Net income attributable to non-controlling interest	1,681	1,085	2,651	11,434
Net income (loss) attributable to PetIQ, Inc.	$2,221	$(226)	$2,692	$(226)

Net income (loss) per share attributable to PetIQ, Inc. Class A common stock(1)
Basic	$0.13	(0.02)	$0.17	(0.02)
Diluted	$0.13	(0.02)	$0.17	(0.02)
Weighted average shares of Class A common stock outstanding(1)
Basic	16,943,630	13,222,583	15,842,104	13,222,583
Diluted	17,238,918	13,222,583	15,965,647	13,222,583
(1)	Basic and Diluted earnings per share is applicable only for periods after the Company’s IPO in July 2017.

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, $’s in 000’s)

	For the Nine Months Ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities
Net income	$5,343	$11,208
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization of intangible assets and loan fees	8,927	2,725
Foreign exchange (gain) loss on liabilities	16	14
Loss on disposition of property, plant, and equipment	(41)	204
Stock based compensation expense	2,678	246
Deferred tax adjustment	761	351
Other non-cash activity	(84)	—
Changes in assets and liabilities
Accounts receivable	(23,299)	(7,257)
Inventories	(24,745)	(316)
Prepaid expenses and other assets	3,681	1,137
Accounts payable	9,727	1,797
Accrued wages payable	942	570
Other accrued expenses	1,291	287
Net cash (used in) provided by operating activities	(14,803)	10,966
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	108	—
Purchase of property, plant, and equipment	(6,128)	(3,558)
Business acquisition (net of cash acquired)	(92,083)	—
Net cash used in investing activities	(98,103)	(3,558)
Cash flows from financing activities
Proceeds from issuance of long-term debt	427,778	206,020
Principal payments on long-term debt	(346,137)	(213,522)
Proceeds from Initial Public Offering (IPO) of Class A Shares, net of underwriting discounts and offering costs	—	104,010
Repayment of preference notes	—	(55,960)
Change in restricted deposits	—	50
Purchase of LLC units from Continuing LLC Owners	—	(2,133)
Principal payments on capital lease obligations	(861)	(86)
Payment of deferred financing fees and debt discount	(2,675)	(42)
Exercise of options to purchase common stock	1,429	—
Net cash provided by (used in) financing activities	79,534	38,337
Net change in cash and cash equivalents	(33,372)	45,745
Effect of exchange rate changes on cash and cash equivalents	(42)	24
Cash and cash equivalents, beginning of period	37,896	767
Cash and cash equivalents, end of period	$4,482	$46,536

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, $’s in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Gross profit	$24,182	$12,517	$66,383	$40,668
Plus:
Purchase accounting adjustment to inventory	—	—	1,502	—
Non same-store gross (profit) loss	2,218	—	3,545	—
Clinic launch expense	50	—	1,261	—
Adjusted gross profit	$26,450	$12,517	$72,691	$40,668

PetIQ, Inc.

Reconciliation between Net Income and Adjusted EBITDA

(Unaudited, $’s in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	$3,902	$859	$5,343	$11,208
Plus:
Tax expense (benefit)	801	550	754	550
Depreciation	1,786	684	4,816	1,795
Amortization	1,294	261	3,691	782
Interest	2,159	352	6,140	1,351
EBITDA	$9,942	$2,706	$20,744	$15,686
Acquisition costs(1)	113	—	3,479	—
Management fees(2)	—	158	—	545
Costs associated with becoming a public company	—	2,275	—	2,275
Stock based compensation expense	1,224	246	2,678	246
Purchase accounting adjustment to inventory	—	—	1,502	—
Non same-store revenue(3)	(1,472)	—	(2,775)	—
Non same-store costs(3)	3,845	—	6,667	—
Fair value adjustment of contingent note	(350)	—	250	—
Integration costs and costs of discontinued clinics	57	—	813	—
Clinic launch expenses(4)	50	—	1,261	—
Non-recurring royalty settlement(5)	—	—	440	—
Adjusted EBITDA	$13,409	$5,385	$35,059	$18,752
	10.2%	8.9%	8.4%	8.7%

(1)	Acquisition costs relating to the VIP acquisition, which was completed during the nine months ended September 30, 2018 and the HBH Acquisition, which was completed in October 2018.
(2)	Represents annual fees paid pursuant to our management agreements with Eos, Highland and Labore. The management agreements terminated in connection with our IPO in July 2017.
(3)

Non same-store revenue and costs are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results. There were 25 wellness centers, 5 regions, and one new host partner that had less than six trailing quarters of operating results for the three and nine months ended September 30, 2018 and none for the three and nine months ended September 30, 2017.

(4)	Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(5)	Represents a settlement paid to a supplier related to a royalty agreement in place since 2013.

PetIQ, Inc.

Reconciliation between Net Income and Adjusted Net Income

(Unaudited, $’s in 000’s)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income	$3,902	$859	$5,343	$11,208
Plus:
Acquisition costs(1)	113	—	3,479	—
Tax expense	801	550	754	550
Stock based compensation expense	1,224	246	2,678	—
Purchase accounting adjustment to inventory	—	—	1,502	—
Non same-store revenue(2)	(1,472)	—	(2,775)	—
Non same-store costs(2)	3,845	—	6,667	—
Fair value adjustment of contingent note	(350)	—	250	—
Integration costs and costs of discontinued clinics	57	—	813	—
New clinic launch expenses(3)	50	—	1,261	—
Non-recurring royalty settlement	—	—	440	—
Costs associated with becoming a public company	—	2,275	—	2,275
Adjusted Net income	$8,170	$3,930	$20,412	$14,033

(1)	Acquisition costs relating to the VIP acquisition, which was completed during the nine months ended September 30, 2018 and the HBH Acquisition, which was completed in October 2018.
(2)

Non same-store revenue and costs are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results. There were 25 wellness centers, 5 regions, and one new host partner that had less than six trailing quarters of operating results for the three and nine months ended September 30, 2018 and none for the three and nine months ended September 30, 2017.

(3)	Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.